EXHIBIT 10.26
DEFERRED SHARE UNIT PLAN
(Stock plan for non-employee directors)
DATED MARCH 11, 1998
1.	Purpose: The Abitibi-Consolidated Inc. Stock Plan for Non-Employee Directors (the “Plan”) is intended to enhance the Company’s ability to attract and retain talented individuals to serve as members of the Board and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Company. All Eligible Directors are eligible to participate in the Plan and enjoy the benefits of the Plan as set out below upon the Effective Date or, for Eligible Directors elected or appointed to the Board after the Effective Date, on the date of his or her election or appointment.

2.	Definitions: As used in the Plan, the following terms have the respective meanings:
(a)	“Board” means the Board, of Directors of the Company.

(b)	‘Committee” means the Human Resources and Compensation Committee of the Board, or such other persons designated by the Board.

(c)	“Common Share” means a common share without nominal or par value of the Company.

(d)	“Common Share Award” means an award of Common Shares under the Plan.

(e)	“Company” means Abitibi-Consolidated Inc.

(f)	“Deferred Share Unit’ means a bookkeeping entry, equivalent in value to a Common Share, credited in accordance with an election made by an Eligible Director pursuant to Section 5 or Section 6.

(g)	“Effective Date” shall mean the effective date of the Plan -set out in Section 3.

(h)	“Election Date” means the date on which an Eligible Director files an election with the Corporate Secretary of the Company pursuant to Section 5(a).

(i)	“Eligible Director” means any director who is -neither an employee nor a full-time officer of the Company or any affiliate or subsidiary of the Company on the applicable Election Date.

(j)	“Fair Market Value” on a particular date means the average of the closing prices of the Common Shares as reported on the principal Canadian securities exchange on which such shares are listed or admitted to trading during the last five days on which the Common Shares traded ending on such particular date or, if the Common Shares

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are not so listed or traded, the five day simple average of the mean between the closing bid price and the closing asked price as quoted on the National Association of Securities Dealers Automated Quotation System on each date within that five day period, or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to the Common Shares, the Fair Market Value shall be the value on that date established by the Committee in good faith.

(k)	“Plan” means the Abitibi-Consolidated Stock Plan for Non-Employee Directors.

(I)	“Purchase Date” shall be, unless otherwise determined by the Committee, the last day of March, June, September and December.

(m)	“Termination” means the date on which an Eligible Director terminates Board service by reason of his or her death, retirement from, or loss of office as a director of the Board.
3.	Effective Date: The Plan shall be effective on a date to be determined by the Committee, provided that an election pursuant to Sections 5 and 6 hereof may apply to all amounts earned during the year that the Plan becomes effective.

4.	Administration: The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two “Eligible Directors’. The Committee is authorized to interpret, construe and administer the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any- inconsistency in the Plan in the manner and to the extent the Committee deems necessary or- desirable. Any decision of the Committee in the interpretation, construction and administration of the Plan, or any action, all as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned for all purposes. Neither the Committee or any member thereof, nor any officer or employee of the Company, shall be liable for any act, omission, interpretation, construction or determination made in good faith ‘m connection with the Plan, and the members of the Committee and the officers and employees of the Company shall be entitled to indemnification by the Company in respect of any claim, loss, damage or expense (including legal fees -and disbursements) arising therefrom to the fullest extent permitted by law. The expenses of administering the Plan shall be borne by the Company.

5.	Payment and Deferral of ALL or a Portion of Annual Retainer: Each Eligible Director may receive all or a portion of his or her annual retainer in the form of Deferred Share Units.
(a)	Method of Electing: The Eligible Director must complete and deliver to the Corporate Secretary of the Company an annual written election designating the portion of his or her annual retainer that is to be paid in Deferred Share Units as follows:
(i)	for Eligible Directors in office on the Effective Date, the election for 1998 shall be delivered within 30 days after the Effective Date;

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(ii)	for Eligible Directors not in office on the Effective Date, the election for 1998 shall be delivered within 30 days after the Eligible Director is elected or appointed as a director of the Company; and

(iii)	in respect of any subsequent year,- the election shall be made at least 30 days prior to the commencement of that year (unless an Eligible Director takes office during that year in which case the election shall be made within 30 days after the Eligible Director is elected or appointed as a director).
An election made in accordance with the foregoing shall be effective for the year or balance thereof, in respect of which it is made. An election may be revoked or changed only with respect to the period in the year for which Deferred Share Units have not yet been credited.

-If no election is made, the Eligible Director shall be deemed to have elected to be paid the annual retainer entirely in cash.

(b)	Deferred Share Units. The Eligible Director will have Deferred Share Units credited to an account maintained for the Eligible Director on the books of the Company as of the Purchase Date. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited shall be determined by dividing one quarter of the amount of annual retainer to be deferred into Deferred Share Units by the Fair Market Value on the Purchase Date.
Deferred Share Units shall be credited with dividend equivalents when dividends are paid on Common Shares and such dividend equivalents shall be converted into additional Deferred Share Units based on the Fair Market Value of Common Shares on the date credited.

6.	Payment and Deferral of Meeting and Chairmanship Fees: An Eligible Director who makes an election in accordance with Section 5 for a year may also receive (in the same percentage as applicable to his or her annual retainer) in the form of Deferred Share Units (a) amounts granted pursuant to the Company’s Directors’ Share Award Plan for the year; and/or (b) his or her fees otherwise payable for attending Board (or committee) meetings and serving as Chair of a Board committee during the year. Any such election shall be subject to such approvals and conditions as the Committee may impose, including appropriate adjustments -to the Purchase Date.

7.	Adjustments and Reorganizations: In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Deferred Share Units outstanding under the Plan. In the event the Company is not the surviving company of a merger, consolidation, amalgamation or plan of arrangement or other corporate restructuring with another company or in the event of a liquidation, dissolution or reorganization and in the absence of any surviving corporation’s assumption of

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outstanding awards made under the Plan, the Committee may provide for appropriate settlements of Deferred Share Units.

8.	Termination of Board Service: At any time after the Termination of an Eligible Director to whom Deferred Share Units have been granted under the Plan but no later than the last business day in December of the first calendar year commencing after that Termination, on a day (the “Settlement Date’) within such period to be determined by the Eligible Director or Ws or her representative in his or her sole discretion upon at least 10 days prior written notice to the Company, the Company shall pay to the Eligible Director a lump sum payment (or as the Committee may otherwise determine), net of any applicable withholdings, in cash equal to the number of Deferred Share Units credited to his or her account as of that Termination multiplied by the Fair Market Value on the Settlement Date.

9.	Transferability of Awards: Deferred Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution provided that any payment in respect of an Eligible Director who at the time of payment is under legal disability or who is, in the judgment of the Committee, unable to care for his or her affairs because of illness or accident, may be made to the spouse or any child or personal representative of such person, or to any other individual or entity deemed by the Company to have incurred expenses -for such person. Any such distribution shall constitute a complete discharge of the Company’s obligation to make such payment pursuant to this Plan. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his or her Deferred Share Units, or if by any reason of his or her bankruptcy or other event happening at any time, such Deferred Share Units would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee in its discretion, may terminate the interest in any such Deferred Share Units of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his or her spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

10.	No right to Service: Neither participation in the Plan nor any action under the Plan shall be construed to give any Eligible Director a right to be retained in the service of the Company.

11.	Unfunded Plan: Unless otherwise determined by the Committee, the Plan shall be unfunded. The Company’s obligation hereunder shall (unless otherwise determined by the Committee) constitute a general, unsecured obligation, payable solely out of its general assets, and no Eligible Director or other person shall have any right to any specific assets of the Company. Neither the Company nor the Committee shall be required to segregate any assets that may at any time be represented by the amounts credited with respect to Deferred Share Units hereunder. Neither the Company nor the Committee shall be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Company pursuant to the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Company or any affiliate of the Company.

12.	Successors and Assigns: The Plan shall be binding on all successors and assigns of the Company and an Eligible Director, including without limitation, the estate of such Eligible Director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Eligible Director’s creditors.

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13.	Plan Amendment: The Board may, in its sole discretion and without the consent of any Eligible Director (acting in his or her capacity as a participant in the Plan) or beneficiary, amend the Plan at any time; provided, however, that no amendment shall reduce the amount of Deferred Share Units credited prior to such amendment to any Eligible Director.

14.	Plan Termination: The Board may, in its sole discretion and without the consent of any Eligible Director (acting in his or her capacity as a participant in the Plan) or beneficiary, terminate the Plan at any time by giving written notice thereof to each Eligible Director who is -a participant hereunder. Any amounts distributable under the Plan shall be paid to the persons entitled thereto at such time and in such manner as -the Committee shall determine, but not later than the date- on which distributions would have been made had the Plan not been terminated.

15.	Governing Law: The validity, construction -and effect of the Plan and any actions taken or relating to the Plan shall be governed by the substantive laws, but not the choice of law rules, of the Province of Quebec.
March 11, 1998